Aames 2000-2

Mortgage Pass-Through Certificates

Credit Enhancement Report for June 25, 2001 Distribution
Credit Enhancement Report
ACCOUNTS	ADJUSTABLE 2	ADJUSTABLE 1	FIXED	TOTAL
SPACE INTENTIONALLY LEFT BLANK

INSURANCE	ADJUSTABLE 2	ADJUSTABLE 1	FIXED	TOTAL

Insurance Premium Due	10,568.03	47,984.27	26,585.78	85,138.08
Insurance Premium Paid	10,568.03	47,984.27	26,585.78	85,138.08

Reimbursements to Certificate Insurer	0.00	0.00	0.00	0.00
Insured Payments Made By Certiifcate Insurer	0.00	0.00	0.00	0.00
Insurance Premiums Due but not Paid	0.00	0.00	0.00	0.00

STRUCTURAL FEATURES	ADJUSTABLE 2	ADJUSTABLE 1	FIXED	TOTAL

Extra Principal Distribution Amt	220,782.48	1,114,934.40	341,829.50	1,677,546.38
Overcollateralization Amount	986,649.91	5,047,144.14	2,073,835.31	8,107,629.36
Targeted Overcollateralization Amt	2,570,127.28	11,205,933.90	4,420,801.47	18,196,862.65
Overcollateralization Release Amount	0.00	0.00	0.00	0.00
Overcollateralization Defficiency Amt	2,025,042.33	6,158,789.76	2,346,966.16	10,530,798.24

Page 9 of 27	© COPYRIGHT 2001 Deutsche Bank